EXHIBIT 99.1

                           CS WIRELESS SYSTEMS, INC.
                               ITEMS 8 AND 14(A)

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                   PAGE
CS Wireless Systems, Inc. and Subsidiaries:
   Independent Auditors' Report                                                     F-2
   Consolidated Balance Sheet as of December 31, 1998 and 1997                      F-3
   Consolidated  Statement of Operations for the years ended December 31, 1998,
     1997 and 1996                                                                  F-5
   Consolidated Statement  of Stockholders' Equity for the years ended December
     31, 1998, 1997 and 1996                                                        F-6
   Consolidated Statement of  Cash Flows for the years ended December 31, 1998,
     1997 and 1996                                                                  F-7
   Notes to Consolidated Financial Statements                                       F-8




                        INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
CS Wireless Systems, Inc.:


We have audited the accompanying consolidated balance sheets of CS Wireless Systems, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits{ }in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CS Wireless Systems, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

As discussed in note 1(f) to the consolidated financial statements, the Company changed its method of accounting for the costs of start-up activities in 1998 to adopt the provisions of Statement of Accounting Position 98-5, "Reporting on the Costs of Start-up Activities."


KPMG LLP

Dallas, Texas
April 12, 1999

                                 CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES
                                       Consolidated Balance Sheets
                                        December 31, 1998 and 1997
                                  (dollars in thousands, except share data)
                            ASSETS                                          1998               1997
                                                                         -----------         --------

Current assets:
Cash and cash equivalents                                                $   41,839           74,564
Restricted cash (note 4)                                                          -            5,030
      Subscriber receivables, less allowance for doubtful accounts
            of $339 and $257 in 1998 and 1997, respectively                   1,542            1,026
      Prepaid expenses and other                                                638              939
                                                                           --------          -------
                        Total current assets                                 44,019           81,559
Property and equipment, net (note 5)                                         43,645           50,519
License and leased license investment, net of accumulated
      amortization of $25,481 and $16,159 in 1998 and 1997,
      respectively (notes 2 and 3)                                          157,269          170,689
Goodwill, net of accumulated amortization of $7,707 in 1997
      (notes 2 and 3)                                                             -           48,243
Assets held for sale (note 3)                                                 2,102                -
Investments in and loans to equity affiliates                                 3,884            8,503
Debt issuance costs, net of accumulated amortization of
      $2,101 and $1,286 in 1998 and 1997, respectively                        7,444            8,260
Other assets, net                                                               454            2,930
                                                                           --------         --------
                                                                        $   258,817          370,703

           See accompanying notes to consolidated financial statements

                                CS WIRELESS SYSTEMS, INC.  AND SUBSIDIARIES
                                   Consolidated Balance Sheets, Continued
                                        December 31, 1998 and 1997
                                  (dollars in thousands, except share data)

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                                   1998              1997
                                                                             ----------         ----------
Current liabilities:
    Accounts payable and accrued expenses, including payable
       to affiliates of $282 in 1997 (note 6)                               $    5,490               8,652
    Current portion of long-term debt (note 7)                                     199                 217
    Current portion of BTA auction payable to affiliates including
       accrued interest payable (note 7)                                           354               1,122
    Deferred revenue                                                             1,237                 628
    Other current liabilities                                                        -                 895
          Total current liabilities                                              7,280              11,514
Long-term debt, excluding current portion (note 7)                             316,720             283,686
BTA auction payable to affiliates, excluding current portion
    (note 7)                                                                     3,505               3,274
                                                                             ---------            --------
          Total liabilities                                                    327,505             298,474

Stockholders' equity (deficit) (notes 3 and 9):
    Preferred stock, $.01 par value; authorized 5,000,000 shares
       in 1997; none in 1998                                                         -                  -
    Common stock, $.001 par value; authorized 40,000,000
       shares in 1997, 15,000,000 in 1998; issued and
       outstanding 10,702,609 shares in 1998 and 1997                               11                 11
    Treasury stock, at cost; 3,838,138 and 2,103 shares
       in 1998 and 1997, respectively                                           (1,574)               (40)
    Additional paid-in capital                                                 154,557            154,557
    Accumulated deficit                                                       (221,682)           (82,299)
                                                                             ---------           --------

          Total stockholders' equity (deficit)                                 (68,688)            72,229

Commitments and contingencies (notes 8 and 13)
                                                                            ----------           --------

                                                                          $    258,817            370,703
                                                                           ===========          =========

           See accompanying notes to consolidated financial statements.

                              CS WIRELESS SYSTEMS, INC.  AND SUBSIDIARIES
                                 Consolidated statements of Operations
                              Years ended December 31, 1998, 1997 and 1996
                                    (in thousands, except share data)

                                                         1998               1997             1996
                                                       ---------           -------          -------
Revenues                                               $  26,259            26,920           22,738

Operating expenses:
     Systems operations                                   16,409            14,976           13,258
     Selling, general and administrative                  18,984            15,849           13,934
     Depreciation and amortization                        29,222            26,858           20,345
     Impairment of long-lived assets (note 2)             63,907                 -                -
                                                        --------          --------          -------
           Total operating expenses                      128,522            57,683           47,537
                                                        --------          --------          -------
           Operating loss                               (102,263)          (30,763)         (24,799)
                                                        --------          --------          -------
Other income (expense):
     Interest expense                                    (34,679)         (31,995)          (24,959)
     Interest income                                       3,399            5,469             6,600
     Equity in net losses of affiliates (note 4)          (2,553)          (1,349)                -
     Other                                                (1,419)             644                 -
                                                        --------          -------           -------
           Other income (expense), net                   (35,252)         (27,231)          (18,359)
                                                        --------          -------           -------
           Loss before income taxes and
             cumulative effect of change in
             accounting principle                       (137,515)         (57,994)          (43,158)
Income tax benefit (note 10)                                   -            5,429            14,631
                                                       ---------         --------           -------
           Loss before cumulative effect of
             change in accounting principle             (137,515)         (52,565)          (28,527)
Cumulative effect of change in accounting
     principle                                            (1,868)               -                 -
                                                      ----------         --------           -------
           Net loss                                 $   (139,383)         (52,565)          (28,527)
                                                      ==========         ========           =======
Basic and diluted loss per common share
     before cumulative effect of change in
     accounting principle                           $   (13.23)           (4.94)            (3.06)
                                                       =========        =========         =========
Basic and diluted loss per common share             $   (13.41)           (4.94)            (3.06)
                                                       =========        =========         =========
Weighted average basic and dilutive
     shares outstanding                             $ 10,395,558       10,639,190         9,170,169
                                                     ===========       ==========         =========

        See accompanying notes to consolidated financial statements.

                                   CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES
                             Consolidated Statements of Stockholders' Equity (Deficit)
                                  Years ended December 31, 1998, 1997 and 1996
                                        (in thousands, except share data)

                                                 ADDITIONAL
                         COMMON STOCK              PAID-IN        DIVISION      TREASURY       ACCUMULATED
                       SHARES     AMOUNT           CAPITAL         EQUITY         STOCK          DEFICIT            TOTAL
                       ------     ------         ----------       --------      --------       -----------         -------
Balance,
 December 31,
 1995                   1,000     $    1         $  15,950        $ 45,572     $       -       $    (1,207)       $  60,316

Contribution to
 Company - true-
 up adjustment
 (note 3)           9,999,000          9           131,503         (45,572)            -                 -           85,940

Issuance of
 common stock
 pursuant to
 Unit offering        110,000          -               800               -             -                 -              800

Issuance of
 common stock
 in acquistion        335,408          -             6,305               -             -                 -            6,305

Net loss                    -          -                 -               -             -           (28,527)         (28,527)
                    ---------     ------           -------        --------       -------        ----------          -------

Balance,
 December 31,
 1996              10,445,408         10           154,558               -             -           (29,734)         124,834

Contribution to
 Company -
 true-up
 adjustment
 (note 3)             257,201          1                (1)             -               -                -                -

Treasury stock
purchases
 (note 3)                   -          -                 -              -             (40)               -              (40)

Net loss                    -          -                 -              -               -          (52,565)         (52,565)
                   ----------     ------           -------        -------         -------         --------          -------

Balance,
 December 31,
 1997              10,702,609         11           154,557              -             (40)         (82,299)          72,229

Treasury stock
purchases
 (note 3)                   -          -                 -              -          (1,534)               -           (1,534)

Net loss                    -          -                 -              -               -         (139,383)        (139,383)
                   ----------     ------           -------        -------         -------         --------          -------

Balance,
 December 31,
 1998              10,702,609    $    11         $ 154,557       $      -       $  (1,574)      $ (221,682)       $ (68,688)
                   ==========     ======          ========        =======        ========

             See accompanying notes to consolidated financial statements.

                                                 CS WIRELESS SYSTEMS, INC.  AND SUBSIDIARIES
                                                    Consolidated Statements of Cash Flow
                                                Years ended December 31, 1998, 1997 and 1996
                                                               (in thousands)
                                                                                  1998            1997             1996
                                                                                --------         --------         --------
Cash flows from operating activities:
     Net loss                                                                 $ (139,383)         (52,565)         (28,527)
     Adjustments to reconcile net loss to net cash
       used in operating activities:
          Deferred income taxes                                                        -           (5,429)         (14,631)
          Depreciation and amortization                                           29,222           26,858           20,345
          Accretion on discount notes and amortization of debt
              issuance costs                                                      33,934           30,395           23,483
          Non-cash interest expense on other long term debt                          770            1,524            1,275
          Impairment of long-lived assets (note 2)                                63,907                -                -
          Discount and provision for long-term notes receivable (note 4)           1,770                -                -
          Write-off of start-up and organizational costs (note 1 (f))              1,868                -                -
          Gain on sale of assets, net                                                  -             (644)               -
          Equity in losses of affiliates                                           2,553            1,349                -
          Changes in assets and liabilities, net of effects of contributions, acquisitions and assets held for sale:
                     Subscriber receivables, net                                    (516)              63             (115)
                     Prepaid expenses and other                                      301               41             (345)
                     Accounts payable, accrued expenses and other liabilities     (2,485)           1,545               928
                                                                                --------          -------            ------
                        Net cash provided by (used in) operating activities       (8,059)           3,137             2,413
                                                                                --------          -------           -------

Cash flows from investing activities:
          Purchases of property and equipment                                    (18,930)         (22,685)          (13,243)
          Additions to intangible assets                                          (4,853)          (4,329)           (3,816)
          Subscriber acquisition, net of property and equipment                        -             (448)                -
          Investment in assets held for sale                                        (423)            (943)           (8,766)
          Proceeds from sale of assets                                                 -           16,350                 -
          Issuance of notes receivable                                                 -                -            (1,510)
          Utilization of (investment in) in restricted cash                        5,030           (5,030)                -
          Investment in equity affiliates                                         (1,257)          (6,555)                -
          Other                                                                     (895)            (540)               81
                                                                                --------          -------           -------
                        Net cash used in investing activities                    (21,328)         (24,180)          (27,254)
                                                                                --------          -------           -------

Cash flows from financing activities:
          Proceeds from long-term debt                                                 -              500                 -
          Payments of capital lease obligations                                     (139)             (95)             (198)
          Payments on BTA auction payable and other                               (1,665)            (493)          (20,125)
          Payment in settlement of USA acquisition                                     -           (2,103)                -
          Payments on Heartland Short-Term Note                                        -                -           (25,000)
          Payments on Heartland Long-Term Note                                         -          (15,274)                -
          Purchase of shares into treasury (note 3(c))                            (1,534)               -                 -
          Proceeds from Unit Offering                                                  -                -           229,484
          Debt issuance costs                                                          -                -            (9,793)
          Cash distributed pursuant to Contributions (note 3)                          -                -           (36,639)
                                                                                --------          -------           -------
                        Net cash provided by (used in) financing activities       (3,338)         (17,465)          137,729
                                                                                --------          -------           -------

Increase (decrease) in cash and cash equivalents                                 (32,725)         (38,508)          112,888
Cash and cash equivalents at beginning of year                                    74,564          113,072               184
                                                                                --------          -------           -------
Cash and cash equivalents at end of year                                       $  41,839           74,564           113,072
                                                                                ========          =======           =======
Cash paid for interest                                                         $     446              263               114
                                                                                ========          =======           =======

               See accompanying notes to consolidated financial statement

        CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

    Notes to Consolidated Financial Statements (continued)

             December 31, 1998, 1997 and 1996

       (tables in thousands, except per share data)

(1) GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (A) DESCRIPTION OF BUSINESS

         CS Wireless Systems, Inc. and subsidiaries (the "Company" or "CS Wireless") develop, own and operate a network of wireless cable television systems providing subscription television and high-speed Internet access services. The Company has a portfolio of wireless cable channel rights in various markets in the United States. The Company currently has systems in operation in eleven markets, and it owns or holds lease rights in several other markets.

         Wireless cable television is a relatively new industry within the highly competitive subscription television industry. The Company's principal subscription television competitors in each of its markets are traditional hard-wire cable companies, direct broadcast satellite, private cable companies and other alternate methods of distributing and receiving television transmissions. Hard-wire cable companies generally are well-established and known to potential customers and have significantly greater financial and other resources than the Company. As the telecommunications industry continues to evolve, the Company may face additional competition from new providers of entertainment and data services. In addition, until the Company can increase its channels offered through the deployment of digital compression technology, the Company's existing competitors generally have more channels to offer subscribers. There can be no assurance that the Company will be able to compete successfully with existing or potential competitors in the subscription television industry.

         In addition to wireless cable television services, the Company intends to expand the use of wireless channel rights spectrum to include telecommunications services. These new services are expected to include two-way data transmission services and telephony services, possibly through the participation of a strategic partner.

         The Company has incurred significant operating losses since inception and has negative stockholders' equity at December 31, 1998. Losses are expected for at least the next year as the Company continues to develop its wireless communications businesses. The Company has approximately $41,800,000 in cash and cash equivalents at December 31, 1998, and, based on its current operating plan, believes that it has sufficient cash to fund its anticipated capital expenditures and operating losses through at least the first quarter of 2000. However, the growth of the Company's wireless communications businesses may require substantial continuing investment to finance capital expenditures related to the acquisition of channel rights and infrastructure development of digital video programming, two-way frequency utilization and telephony systems. Additionally, significant debt service begins in September 2001. Without additional funding through debt or equity offerings, joint ventures, the sale or exchange of its wireless cable channel rights or the participation of a strategic partner, or the restructuring of its debt agreements, the Company may not be able to meet its future debt and interest payments. There can be no assurance that the Company will achieve positive cash flow from operations, that the Company will consummate the sale of any wireless cable channel rights or that sufficient debt or equity financing will be available to the Company. In addition, subject to restrictions under its outstanding debt, the Company may pursue other opportunities to acquire additional wireless cable channel rights and businesses that may utilize the capital currently expected to be available for its current markets.

         The amount and timing of the Company's future capital requirements will depend upon a number of factors, including programming, equipment costs and marketing costs, staffing levels, subscriber growth, competitive conditions, and the presence of a strategic partner, many of which are beyond the control of the Company. Failure to obtain any required additional financing could materially affect the growth, cash flow or operating results of the Company.

    (b) Principles of Consolidation

         The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

         The accompanying consolidated financial information for the period from January 1, 1996 through February 23, 1996 reflects the combined financial position and results of operations for the Company's wireless cable system serving the Cleveland, Ohio market, which is comprised of the accounts of the Company and certain assets of
         Atlantic Microsystems, Inc. For the period subsequent to February 23, 1996, the Company's consolidated financial statements include the results of operations of the entities and assets contributed to the Company on February 23, 1996 (see note 3).

         On September 29, 1995, ACS Enterprises, Inc. (including ACS Ohio, Inc., the predecessor of the Company and a wholly-owned subsidiary of ACS Enterprises, Inc.) was acquired by CAI Wireless Systems, Inc. ("CAI") in a business combination accounted for as a purchase.

     (C) PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost, including all direct labor costs of new customer installations. Depreciation and amortization of property and equipment are computed using the straight-line method over the estimated useful lives of the assets. Repairs and maintenance costs are charged to expense when incurred; renewals and betterments are capitalized.


    (d) License and Leased License Investment

         License and leased license investment includes costs incurred to acquire and/or develop wireless cable channel rights. Costs incurred to acquire channel rights issued by the Federal Communications Commission ("FCC") are deferred and amortized ratably over estimated useful lives of 15 years beginning with inception of service in each respective market. As of December 31, 1998 and 1997, $17,900,000 and $54,800,000, respectively, of the license and leased license investment was not yet subject to amortization.

     (E) GOODWILL

         Goodwill represents excess purchase price of acquisitions over identifiable net tangible and intangible assets. Goodwill is amortized ratably over an estimated useful life of 15 years beginning with the acquisition of the market.

         The Company assesses the recoverability of goodwill by determining whether the amortization of the balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved (note 2).

     (F) OTHER ASSETS

         Other assets includes a non-compete agreement with a former officer and certain other intangible assets, including organizational costs at December 31, 1997, totaling approximately $469,000 and $2,085,000 at December 31, 1998 and 1997, respectively, net of accumulated amortization of approximately $240,000 and $486,000, respectively. These assets are being amortized over the respective lives of the underlying agreements.

         The Company adopted the provisions of Statement of Position 98-5 ("SOP 98-5"), REPORTING ON THE COSTS OF START-UP ACTIVITIES, effective January 1, 1998. This pronouncement requires that costs of start-up activities, including organizational costs, should be expensed as incurred. As a result of adopting SOP 98-5, the Company recorded a charge of $1,868,000 as a cumulative effect of the change in accounting principle as of January 1, 1998.

    (g) Long-Lived Assets

         Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell or otherwise dispose of (note 2).

     (H) INCOME TAXES

         Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change in deferred tax assets and liabilities during the period.

     (I) REVENUE RECOGNITION

         Revenues from subscribers are recognized in the period of service. Amounts paid in advance are recorded as deferred revenue.

     (J) SYSTEMS OPERATIONS

         Systems operations expenses consist principally of programming fees, channel lease costs, tower rental and other costs for providing service.

         The Company is party to several contract arrangements with related parties to provide programming, installation and other services (see note 11).

     (K) STATEMENT OF CASH FLOWS

         For purposes of the statements of cash flows, the Company considers temporary cash investments purchased with original maturities of three months or less and which are available for use in operations to be cash equivalents. The Company had cash equivalents of $41,520,000 and $75,352,000 at December 31, 1998 and 1997, respectively.


    (l) Investments in Affiliates

         Investments in affiliates are accounted for under the equity method as the Company's investment in each of three companies represents greater than 20% interest and the Company has the ability to exercise significant influence over each of the entities. Under this method, the investment originally recorded at cost is adjusted to recognize the Company's share of net earnings or losses of the affiliate as they occur. The Company's share of net earnings or losses of affiliates includes the amortization of purchase adjustments.

    (m) Net Loss Per Common Share

         The Company adopted SFAS No. 128, EARNINGS PER SHARE ("SFAS No. 128"), in 1997. Accordingly, the Company has presented basic loss per share, computed on the basis of the weighted average number of common shares outstanding during the year, and diluted loss per share, computed on the basis of the weighted average number of common shares and all dilutive potential common shares outstanding during the year.

         The potentially dilutive effect of the Company's stock options has not been considered in the computation of diluted net loss per common share since their effect would be antidilutive.

    (N) ACCOUNTING FOR STOCK OPTIONS

         On January 1, 1996, the Company adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS No. 123"), which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures of SFAS No. 123. Under APB Opinion No. 25, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

     (O) COMPREHENSIVE INCOME

        The Company adopted the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income," in the first quarter of 1998, which required companies to disclose comprehensive income separately from net income. Comprehensive income is defined as the change in equity during a period from transactions
        and other events and  circumstances  from  non-ownership  sources.   It
        includes all changes in equity during a period, except those resulting from investments by owners and distributions to owners. The adoption of this statement had no effect on the Company at December 31, 1998, because the Company has no elements of other comprehensive income. Accordingly, compensation income and net income are the same amount for each period presented.

    (P) SEGMENT REPORTING

         In January 1998, the Company adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION ("SFAS No. 131"). SFAS No. 131 requires that public companies report operating segments based upon how management allocates resources and assesses performance. Based on the criteria outlined in SFAS No. 131, the Company is comprised of a single reportable segment - distribution of wireless cable television subscription services. No additional disclosure is required by the Company to conform to the requirements of SFAS No. 131.

    (q) Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (R) RECLASSIFICATIONS

         Certain reclassifications have been made to prior year consolidated financial statements to conform to the current year presentation.

(2)     IMPAIRMENT OF LONG-LIVED ASSETS

     During the second and third quarters of 1998, CAI and a wholly-owned subsidiary announced their intention to file a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code and Heartland Wireless Communications, Inc. ("Heartland") announced its intent not to pay interest on certain of its bonds. As a result of these negative industry events, combined with continuing net losses, the Company reassessed its business strategy and evaluated its long-lived assets for impairment based on these bankruptcy petitions and determined that cash flows from operations would not be adequate to fund the capital outlay required to build out non-operating markets while continuing the build out of the digital market in Dallas, Texas. Thus, in accordance with SFAS No. 121, the Company began the process of estimating the fair values of the long-lived assets.
     Although this process was not complete prior to filing the June 30, 1998 Quarterly Report on Form 10-Q, the Company recorded a non-cash impairment charge of $46,378,000 to write off the carrying value of the Company's goodwill based on preliminary estimates of fair value.

     During the third quarter, the Company engaged a third party to assist in completing the recoverability analysis in conjunction with a Company-wide valuation analysis. This process was completed during the fourth quarter of 1998. In assessing the fair value of its long-lived assets, the Company and the third party considered relevant cash flows, estimated future operating results, trends, management's strategic plans, competition and other available information including the fair value of wireless channel rights owned and leased. Based on the results of this internal analysis and the third-party valuation, the Company recorded additional impairment charges to certain operating and non-operating markets' long-lived assets in the fourth quarter of 1998. This impairment charge, combined with the second quarter charge, totaled $63,907,000, as follows:

     DESCRIPTION OF WRITE-DOWNS
     Property and equipment                                        $      9,400
     License and leased license investment                                8,129
     Goodwill                                                            46,378
                                                                      ---------
                                                                   $     63,907
                                                                      =========

    The Company's estimates of future gross revenues and operating cash flows, the remaining estimated lives of long-lived assets, or both, could be reduced in the future due to changes in, among other things, technology, government regulation, available financing, interference issues or competition. As result, the carrying amounts of long-lived assets could be reduced by additional amounts which would be material to the Company's financial position and results of operations.


(3) CONTRIBUTIONS/ACQUISITIONS AND DISPOSITIONS

     (a) Contributions to Company

         On February 23, 1996, CAI and Heartland contributed to the Company (the "Contributions") certain wireless cable television assets comprising various markets in the United States. In connection with the Contributions, CAI and Heartland received approximately 5.4 million and 3.6 million shares, respectively, of the Company's newly-issued common stock. In addition, CAI received approximately $750,000 in cash and Heartland received approximately $30.9 million in cash, a nine-month note for $25 million (the "Heartland Short-Term Note") and a 10-year note for $15 million (the "Heartland Long-Term Note"). The Heartland Short-Term Note was repaid on March 1, 1996 with a portion of the net proceeds from the Unit Offering (see note 7).

         Additionally, in connection with the Contributions, MMDS Holdings II, Inc., an affiliate of Bell Atlantic, and NYNEX MMDS Holding Company, an affiliate of NYNEX, each received 500,000 shares of common stock of the Company for certain non-cash consideration.

         The consummation of the Contributions has been accounted for at CAI's and Heartland's historical cost basis, reduced by the amount of cash and notes distributed to CAI and Heartland in connection with the Contributions. A substantial portion of the net assets contributed by Heartland were purchased by Heartland on February 23, 1996. Accordingly, Heartland's cost basis with respect to such net assets was determined based on Heartland's allocation of the purchase price to the net assets acquired and liabilities assumed. On November 8, 1996, the Company distributed an additional $5 million in cash to Heartland as part of the equity true-up per the provisions of the agreement governing the contributions. Effective March 31, 1997, an additional 257,201 shares of common stock of the Company were issued to Heartland in satisfaction of certain post-closing adjustments. The net assets contributed to the Company consist primarily of plant and equipment and various wireless cable channel rights. The following is a summary of the net assets contributed to the Company on February 23, 1996 (in thousands):



Working capital deficit                                     $      (141)
Plant and equipment, net                                         25,755
License and leased license investment and goodwill              144,340
Deferred income taxes                                            (6,982)
Other liabilities                                                  (393)
                                                              ---------
                                                                162,579
Cash and notes distributed to CAI and Heartland                  76,639
                                                              ---------
Net assets contributed                                      $    85,940
                                                              =========

     (B) ACQUISITIONS

         On October 11, 1996, the Company acquired all of the issued and outstanding common stock ("USA Common Stock") of USA Wireless Cable, Inc. ("USA") in a transaction (the "USA Wireless
         Acquisition") accounted for under the purchase method. USA provided wireless cable service in certain Midwest markets, including but not limited to the Effingham and Wellsville, Kansas; Radcliffe, Iowa; Scottsbluff, Nebraska; Kalispell, Montana; and Rochester, Minnesota markets (the "USA Markets"). At the effective time of the USA Wireless Acquisition, the outstanding shares of USA Common Stock were converted into rights to receive an aggregate $17,635,000 of which approximately $6,305,000 was paid in the form of CS Wireless common stock and approximately $11,330,000 of indebtedness and payables assumed by the Company. In connection with this acquisition, the Company extended two notes receivable to affiliates of USA. A note receivable for $1,260,000 with an interest rate of 12% was settled in February 1997, and a note receivable for $250,000 with an interest rate of 12% was July 1, 1998. However, the affiliates of USA defaulted on this note and the Company wrote-off the balance as uncollectible during the year ended December 31, 1998.

         On July 17, 1996, the Company acquired from Heartland (i) leases and licenses for wireless cable channel rights in Adairsville, Powers Crossroads and Rutledge, Georgia (the "Atlanta (suburbs) markets") and (ii) leases for four tower sites. The purchase price was $7.2 million in cash.

         The acquisitions discussed above were accounted for as purchases. Accordingly, the accompanying consolidated financial statements include the results of operations of the acquired entities from the dates of acquisition. A summary of the net assets acquired follows:

    Working capital deficit                             $     (1,155)
    Property and equipment                                     1,354
    Assets held for sale                                      11,800
    Intangible assets                                         13,959
    Deferred tax liability                                    (2,333)
    Notes payable assumed                                    (10,120)
                                                           ---------
          Total purchase price                          $     13,505
                                                           =========

     (C) DISPOSITION AND EXCHANGE

         On December 2, 1998, the Company, CAI and Heartland entered into a Master Agreement providing for, among other things, the termination of Heartland's rights in, and claims against, the Company. As part of the Master Agreement, in December 1998, CAI purchased from Heartland Heartland's ownership in the Company, or 3,836,035 shares of CS Wireless common stock, for $1,534,000. The Company subsequently purchased those shares from for the same price. At December 31, 1998, these shares are recorded as treasury stock. Additionally, the Company agreed to lease certain channel rights and sell the net operating assets of its Radcliffe, Iowa market to Heartland primarily in exchange for the forgiveness by Heartland of the outstanding balance owed by the Company of $2,335,000 under the Heartland Long-Term Note (see note 7) and additional cash payments by the Company to Heartland of $466,000. In December 1998, under the terms of the Master Agreement, the Company made a deposit of $366,000 to Heartland in anticipation of the exchange. This deposit, along with the carrying value of the net assets of the Radcliffe, Iowa market, are classified as assets held for sale at December 31, 1998 in the accompanying consolidated balance sheet.

         On September 3, 1997, pursuant to an agreement dated as of November 6, 1996, the Company consummated an exchange with Peoples Choice TV Corp. of wireless cable channel rights and related assets in Salt Lake City, Utah for wireless cable channel rights and related assets in Kansas City, Missouri. This transaction was accounted for as a non-monetary exchange and, accordingly, the recorded amounts of the assets relinquished were allocated to the assets acquired. In connection with this transaction, the Company exchanged the rights to the BTA license in Salt Lake City with related indebtedness of approximately $330,000 for the rights to a BTA license in Kansas City with related indebtedness of approximately $216,000.

         On May 22, 1997 the Company sold to BellSouth Corporation, pursuant to the July 25, 1996 purchase agreement, (i) certain leases and licenses for wireless cable channel rights in Adairsville, Power Crossroads and Rutledge, Georgia (Atlanta Suburbs markets) and leases for four tower sites; (ii) the BTA license relating to Atlanta, Georgia and (iii) certain other assets and reimbursable expenses for approximately $16.4 million, resulting in a gain of approximately $0.7 million.

(4) INVESTMENTS IN AND LOANS TO AFFILIATES

     TelQuest Satellite Services LLC

     ON AUGUST 4, 1997 THE COMPANY ACQUIRED A 25% OWNERSHIP INTEREST IN TELQUEST SATELLITE SERVICES LLC ("TELQUEST"), FOR AN INITIAL CONTRIBUTION OF $2.5 MILLION IN CASH (PAYABLE IN QUARTERLY INSTALLMENTS BEGINNING AUGUST 1997) AND, $2.5 MILLION OF EQUIPMENT LEASED TO TELQUEST UNDER A BARGAIN LEASE. THE COMPANY MADE QUARTERLY PAYMENTS OF APPROXIMATELY $1,394,000 DURING 1997. AS PART OF THE CONTRIBUTIONS, THE COMPANY CONVERTED A NOTE RECEIVABLE FROM TELQUEST ENTERED INTO DURING MARCH 1997 IN THE AMOUNT OF $200,000 PRINCIPAL INTO AN INVESTMENT IN TELQUEST OF $211,000. DURING 1998, THE COMPANY MADE PAYMENTS OF
     $895,000 WHICH FULFILLED THE CASH CONTRIBUTION REQUIREMENT OF $2,500,000. TELQUEST WAS FORMED TO PROVIDE DIGITAL VIDEO PROGRAMMING SIGNALS THROUGH ITS HEADEND IN THE SKY SATELLITE SERVICE. THE COMPANY ENTERED INTO A TEN-YEAR AFFILIATION AGREEMENT WITH TELQUEST THROUGH WHICH THE COMPANY RECEIVED TELQUEST'S HEADEND IN THE SKY SERVICE AS WELL AS OTHER SERVICES OFFERED BY TELQUEST. TELQUEST SATELLITE SERVICES LLC'S OTHER MEMBERS ARE TELQUEST COMMUNICATIONS, INC. AND CAI. BOTH CAI AND TELQUEST COMMUNICATIONS, INC. ARE AFFILIATED ENTITIES. CAI ACQUIRED A 25% OWNERSHIP IN TELQUEST FOR THE SAME CONSIDERATION GIVEN BY CS WIRELESS.

     IN JULY 1998, THE COMPANY PURCHASED THE LEASEHOLD RIGHTS OF TELQUEST IN CERTAIN HEADEND EQUIPMENT OWNED BY CAI FOR $1,900,000 AS PART OF A CONTINGENCY PLAN TO ENSURE UNINTERRUPTED PROGRAMMING SERVICE. IN OCTOBER 1998, THE COMPANY COMMENCED THE RELOCATION OF CERTAIN OF THE LEASED HEADEND EQUIPMENT FROM THE TELQUEST FACILITIES AS TELQUEST CEASED ITS HEADEND IN THE SKY SERVICE. ACCORDINGLY, THE COMPANY HAS CLASSIFIED THE CARRYING VALUE OF THE PREVIOUSLY LEASED EQUIPMENT OF $2,125,000 AND THE EQUIPMENT ACQUIRED THROUGH THE $1,900,000 LEASE PAYMENT AS PROPERTY AND EQUIPMENT AT DECEMBER 31, 1998. SUCH AMOUNTS WILL BE DEPRECIATED OVER THE ESTIMATED REMAINING USEFUL LIVES OF THE RELATED EQUIPMENT.

     DURING THE YEARS ENDED DECEMBER 31, 1998 AND 1997, THE COMPANY RECORDED EQUITY IN LOSSES OF $1,719,000 AND $1,159,000, RESPECTIVELY, RELATED TO ITS INVESTMENT IN TELQUEST. IN 1998 AND 1997, THESE LOSSES WERE COMPRISED OF: (I) THE COMPANY'S EQUITY IN LOSSES OF TELQUEST OF $146,000 AND $1,107,000; (II) AMORTIZATION OF THE COST IN EXCESS OF THE COMPANY'S BASIS IN THE UNDERLYING ASSETS OF TELQUEST OF $1,198,000 AND $52,000, RESPECTIVELY; AND (III) AMORTIZATION OF $375,000 AND $0, RESPECTIVELY, RELATED TO THE COMPANY'S $2,500,000 INVESTMENT IN THE LEASEHOLD RIGHTS IN CERTAIN HEADEND EQUIPMENT. THE CARRYING VALUE OF THE COMPANY'S INVESTMENT IN AND ADVANCES TO TELQUEST WAS $0 AND $3,842,000 AT DECEMBER 31, 1998 AND 1997, RESPECTIVELY.

     Mexico Investments

     ON SEPTEMBER 29, 1997, THE COMPANY ACQUIRED 39% OF THE VOTING COMMON STOCK OF TELEVISION INTERACTIVA DEL NORTE, S.A. DE C.V. ("TELINOR") FROM HEARTLAND FOR CASH PROCEEDS OF $915,000 AND ASSUMPTION OF A CASH CALL OBLIGATION IN THE AMOUNT OF $145,000. THE COMPANY ALSO PURCHASED FROM HEARTLAND TWO UNSECURED PROMISSORY NOTES PAYABLE BY TELINOR FOR $2.56 MILLION, INCLUDING ACCRUED INTEREST. THE TWO NOTES WERE IMMEDIATELY RESTRUCTURED INTO ONE UNSECURED NOTE ACCRUING INTEREST AT 12% AND MATURING ON SEPTEMBER 21, 2002. ADDITIONALLY, THE COMPANY CONSUMMATED ANOTHER TRANSACTION WITH THE PRINCIPAL STOCKHOLDERS OF TELINOR WHEREBY THE COMPANY PURCHASED 49% OF THE VOTING STOCK OF TELEVISION INALAMBRICA, S.A. DE C.V. ("TELEVISION") FOR CASH IN THE AMOUNT OF $1.0 MILLION AND COMMITTED TO (I) LOAN TELEVISION UP TO THE SUM OF $5.0 MILLION IN CASH OR (II) FINANCE AN EQUIVALENT AMOUNT IN SALES OF THE COMPANY'S EQUIPMENT TO TELEVISION. THE FUNDS COMMITTED WERE DEPOSITED INTO ESCROW PENDING DISBURSEMENT OR REDUCTION OF THE REQUIRED ESCROW AMOUNT THROUGH EQUIPMENT SALES TO TELEVISION. AS OF DECEMBER 31, 1997, APPROXIMATELY $5.0 MILLION WAS HELD IN ESCROW PURSUANT TO THIS AGREEMENT. DURING 1998, THE ESCROWED FUNDS WERE RELEASED TO THE COMPANY.

     TELINOR AND TELEVISION WERE FORMED TO DEVELOP WIRELESS CABLE TELEVISION SYSTEMS PROVIDING SUBSCRIPTION TELEVISION SERVICES IN MEXICO. DURING THE YEARS ENDED DECEMBER 31, 1998 AND 1997, THE COMPANY INCURRED REIMBURSABLE COSTS OF APPROXIMATELY $161,000 AND $405,000 ON BEHALF OF TELINOR AND TELEVISION. FURTHER, THE COMPANY FUNDED $145,000 UNDER A CASH CALL OBLIGATION AND ADVANCED ADDITIONAL FUNDS AND EQUIPMENT UNDER THE NOTE RECEIVABLE OF $950,000.

     DURING THE YEARS ENDED DECEMBER 31, 1998 AND 1997, THE COMPANY RECORDED EQUITY IN LOSSES OF $833,000 AND $190,000, RESPECTIVELY, RELATED TO ITS INVESTMENTS IN TELINOR AND TELEVISION (COLLECTIVELY, "TELINOR
     INVESTMENTS"). IN 1998 AND 1997, THESE LOSSES WERE COMPRISED OF $256,000 AND $173,000, RESPECTIVELY, OF THE COMPANY'S SHARE IN LOSSES OF TELINOR INVESTMENTS, AND $577,000 AND $17,000, RESPECTIVELY, IN AMORTIZATION OF THE COST IN EXCESS OF THE COMPANY'S BASIS IN THE UNDERLYING ASSETS OF TELINOR INVESTMENTS. ADDITIONALLY, THE COMPANY RECORDED AN ALLOWANCE OF $1,200,000 RELATED TO THE NOTE RECEIVABLE FROM TELINOR DUE TO UNCERTAINTIES REGARDING ITS ULTIMATE COLLECTIBILITY.

     THE CARRYING VALUE OF THE COMPANY'S INVESTMENTS IN AND ADVANCES TO TELINOR INVESTMENTS WAS $3,844,000 AND $4,661,000 AT DECEMBER 31, 1998 AND 1997, RESPECTIVELY, INCLUDING THE COMPANY'S NOTE RECEIVABLE AT DECEMBER 31, 1998 AND 1997 OF $2,311,000 AND $2,560,000, RESPECTIVELY,

(5)   PROPERTY AND EQUIPMENT

     PROPERTY AND EQUIPMENT CONSISTS OF THE FOLLOWING AT DECEMBER 31, 1998 AND 1997:

                                                                                Estimated
                                                 1998           1997           useful life
                                                ------         -------          -----------
Subscriber premises equipment and
  installation costs                         $  39,003          52,656          1 - 7 years
Transmission equipment and system
  construction costs                            21,928          16,035          5 - 10 years
Office furniture and equipment                   7,434           4,106          5 years
Leasehold improvements                           1,156           1,016          5 years
                                              --------         -------
                                                69,521          73,813
Less accumulated depreciation and
  amortization                                 (25,876)        (23,294)
                                              --------         -------
                                             $  43,645          50,519
                                              ========         =======


(6) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     ACCOUNTS PAYABLE AND ACCRUED EXPENSES CONSIST OF THE FOLLOWING AT DECEMBER 31, 1998 AND 1997:

                                                                         1998                    1997
                                                                        ------                 -------
Accounts payable                                              $           684                   4,680
Accrued programming and licenses                                        1,158                   1,319
Accrued personnel costs                                                   806                   1,247
Accrued taxes                                                             943                     528
Other                                                                   1,899                     878
                                                                     --------                  ------
                                                               $        5,490                   8,652
                                                                     ========                  ======

     (7)   LONG-TERM DEBT

     LONG-TERM DEBT CONSISTS OF THE FOLLOWING AT DECEMBER 31, 1998 AND 1997:

                                                                   1998            1997
                                                                 --------        --------
Senior Notes                                                   $ 314,385         281,266
Heartland Long-Term Note                                           2,335           2,069
BTA auction payable to affiliates                                  3,859          4,396
Capital leases and other                                             199            568
    Total long-term debt                                         320,778        288,299
Less current portion of BTA auction payable                          354          1,122
Less current portion of long term debt                               199            217
                                                                 -------        -------
                                                               $ 320,225        286,960
                                                                ========        =======

     Senior Notes

     ON FEBRUARY 23, 1996, THE COMPANY CONSUMMATED A PRIVATE PLACEMENT OF 100,000 UNITS (THE "UNIT OFFERING" OR "UNITS") CONSISTING OF $400 MILLION AGGREGATE PRINCIPAL AMOUNT OF 11 3/8% SENIOR DISCOUNT NOTES DUE 2006 ("SENIOR NOTES") AND 110,000 SHARES OF COMMON STOCK OF THE COMPANY. THE SENIOR NOTES WILL MATURE ON MARCH 1, 2006. THE ISSUE PRICE OF THE SENIOR NOTES REPRESENTS A YIELD TO MATURITY OF 11 3/8% PER ANNUM COMPUTED ON A SEMI-ANNUAL BOND EQUIVALENT BASIS. CASH INTEREST ON THE SENIOR NOTES WILL NOT BE PAYABLE PRIOR TO MARCH 1, 2001. COMMENCING SEPTEMBER 1, 2001, CASH INTEREST ON THE SENIOR NOTES WILL BE PAYABLE ON MARCH 1 AND SEPTEMBER 1 OF EACH YEAR AT A RATE OF 11 3/8% PER ANNUM. INCLUDING AMOUNTS ATTRIBUTABLE TO THE COMMON STOCK, THE ISSUANCE OF THE UNITS RESULTED IN NET PROCEEDS TO THE COMPANY OF APPROXIMATELY $219.7 MILLION AFTER UNDERWRITING DISCOUNTS AND OTHER DEBT ISSUANCE COSTS AGGREGATING APPROXIMATELY $9.8 MILLION. FOR FINANCIAL REPORTING PURPOSES, THE SHARES OF COMMON STOCK WERE VALUED AT $800,000.

     THE SENIOR NOTES WERE ISSUED PURSUANT TO AN INDENTURE WHICH CONTAINS CERTAIN RESTRICTIVE COVENANTS AND LIMITATIONS. AMONG OTHER THINGS, THE INDENTURE LIMITS THE INCURRENCE OF ADDITIONAL INDEBTEDNESS, LIMITS THE MAKING OF RESTRICTED PAYMENTS (AS DEFINED) INCLUDING THE DECLARATION AND/OR PAYMENT OF DIVIDENDS, PLACES LIMITATIONS ON DIVIDENDS AND OTHER PAYMENTS BY THE COMPANY'S SUBSIDIARIES, PROHIBITS THE COMPANY AND ITS SUBSIDIARIES FROM ENGAGING IN ANY BUSINESS OTHER THAN THE TRANSMISSION OF VIDEO, VOICE AND DATA AND RELATED BUSINESSES AND SERVICES, AND PLACES LIMITATIONS ON LIENS, CERTAIN ASSET DISPOSITIONS AND MERGER/SALE OF ASSETS ACTIVITY.


     HEARTLAND LONG-TERM NOTE

     IN CONNECTION WITH THE CONTRIBUTIONS ON FEBRUARY 23, 1996, HEARTLAND RECEIVED THE HEARTLAND LONG-TERM NOTE. THE HEARTLAND LONG-TERM NOTE HAS A FINAL MATURITY DATE THAT IS 10 YEARS AND ONE DAY AFTER THE CLOSING OF THE CONTRIBUTIONS. THE INTEREST RATE ON THE HEARTLAND LONG-TERM NOTE INCREASES FROM 10% TO 15% IF THE HEARTLAND LONG-TERM NOTE IS NOT REPAID WITHIN ONE YEAR OF ISSUANCE, WITH INTEREST ACCRUING AND ADDED TO THE BALANCE ANNUALLY. NO CASH INTEREST WILL BE PAID ON THE HEARTLAND LONG-TERM NOTE UNTIL AFTER THE SENIOR NOTES (SEE ABOVE) HAVE BEEN PAID IN FULL. DURING 1997, THE COMPANY MADE A PRINCIPAL PAYMENT OF APPROXIMATELY $15.3 MILLION WITH A PORTION OF THE PROCEEDS FROM THE DISPOSITION OF ASSETS AND WIRELESS CHANNEL RIGHTS IN ATLANTA (SEE NOTE 3 (C)).

     AS PART OF THE MASTER AGREEMENT (NOTE 3(C)), HEARTLAND AGREED TO FORGIVE, DURING 1999, THE OUTSTANDING BALANCE OF THE HEARTLAND LONG-TERM NOTE IN EXCHANGE FOR PRIMARILY CASH AND THE WIRELESS CABLE ASSETS OF THE STORY CITY, IOWA MARKET. THE TRANSACTIONS ARE EXPECTED TO BE CONSUMMATED IN LATE MAY 1999. AS AGREED, INTEREST ON THE HEARTLAND LONG-TERM NOTE DOES NOT ACCRUE SUBSEQUENT TO NOVEMBER 30, 1998.

     BTA Auction Payable to Affiliates

     THE FCC CONCLUDED AUCTIONS IN 1997 FOR THE AWARD OF INITIAL COMMERCIAL WIRELESS CABLE LICENSES FOR "BASIC TRADING AREAS" OR "BTAS" (THE "BTA AUCTION"). PURSUANT TO AN AGREEMENT AMONG CAI, HEARTLAND AND THE COMPANY, CAI AND HEARTLAND ARE OBLIGATED TO CONVEY TO THE COMPANY, AT THEIR COST, AND THE COMPANY HAS AGREED TO PURCHASE, ANY RIGHTS ACQUIRED IN THE BTA AUCTION RELATING TO THE COMPANY'S MARKETS, AS WELL AS CERTAIN OTHER BTAS. CAI AND HEARTLAND WERE THE WINNING BIDDERS IN THE AMOUNT OF APPROXIMATELY $17.9 MILLION WITH RESPECT TO BTAS THAT WILL BE CONVEYED TO THE COMPANY. AS OF DECEMBER 31, 1998, THE ACCOMPANYING CONSOLIDATED BALANCE SHEET REFLECTS A BTA AUCTION PAYABLE TO HEARTLAND OF APPROXIMATELY $3,859,000 REPRESENTING THE REMAINING UNPAID BALANCES WITH RESPECT TO BTAS TO BE CONVEYED TO THE COMPANY. AT DECEMBER 31,
     1997, THE ACCOMPANYING CONSOLIDATED BALANCE SHEET REFLECTS A BTA AUCTION PAYABLE TO CAI, HEARTLAND, AND OTHER AFFILIATED ENTITIES OF APPROXIMATELY $643,000, $3,543,000, AND $210,000, RESPECTIVELY. THE BTA AUCTION PAYABLE TO HEARTLAND BEARS INTEREST AT 9.5% AND IS BEING PAID OVER A 10-YEAR PERIOD COMMENCING IN THE FOURTH QUARTER OF 1996. THE COMPANY IS REQUIRED TO MAKE QUARTERLY INTEREST-ONLY PAYMENTS FOR THE FIRST TWO YEARS AND QUARTERLY PAYMENTS OF PRINCIPAL AND INTEREST OVER THE REMAINING EIGHT YEARS.

     DURING 1997, THE COMPANY EXCHANGED AND RETURNED TO HEARTLAND CERTAIN OF ITS RIGHTS TO BTA LICENSES RESULTING IN A DECREASE OF $614,000 IN LICENSE COSTS AND THE CORRESPONDING BTA PAYABLE.




     Aggregate maturities of long-term debt as of December 31, 1998 are as follows:

1999                                        $      553
2000                                               386
2001                                               424
2002                                               465
2003                                               511
Thereafter                                     318,439


(8) LEASES AND FCC LICENSES

     THE COMPANY IS DEPENDENT ON LEASES WITH THIRD PARTIES FOR MOST OF ITS WIRELESS CABLE CHANNEL RIGHTS. UNDER FCC RULES, THE BASE TERM OF EACH LEASE CANNOT EXCEED THE TERM OF THE UNDERLYING FCC LICENSE. FCC LICENSES FOR WIRELESS CABLE CHANNELS GENERALLY MUST BE RENEWED EVERY TEN YEARS, AND THERE IS NO AUTOMATIC RENEWAL OF SUCH LICENSES. THE USE OF SUCH CHANNELS BY THE LESSORS IS SUBJECT TO REGULATION BY THE FCC AND, THEREFORE, THE COMPANY'S ABILITY TO CONTINUE TO ENJOY THE BENEFITS OF THESE LEASES IS DEPENDENT UPON THE LESSORS' CONTINUING COMPLIANCE WITH APPLICABLE REGULATIONS. THE REMAINING INITIAL TERMS OF MOST OF THE COMPANY'S CHANNEL LEASES RANGE FROM 5 TO 10 YEARS, ALTHOUGH CERTAIN OF THE COMPANY'S CHANNEL LEASES HAVE INITIAL TERMS EXPIRING IN THE NEXT SEVERAL YEARS. MOST OF THE COMPANY'S LEASES PROVIDE THAT THE LESSOR MAY NEGOTIATE LEASE RENEWALS WITH ONLY THE COMPANY AND, IF A RENEWAL AGREEMENT IS NOT REACHED WITHIN A SPECIFIED TIME, GRANT THE COMPANY A RIGHT OF FIRST REFUSAL TO MATCH ANY COMPETING OFFERS. ALTHOUGH THE COMPANY DOES NOT BELIEVE THAT THE TERMINATION OF OR FAILURE TO RENEW A SINGLE CHANNEL LEASE WOULD ADVERSELY AFFECT THE COMPANY, SEVERAL OF SUCH TERMINATIONS OR FAILURES IN ONE OR MORE MARKETS THAT THE COMPANY ACTIVELY SERVES COULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY. CHANNEL RIGHTS LEASE AGREEMENTS GENERALLY REQUIRE PAYMENTS BASED ON THE GREATER OF SPECIFIED MINIMUMS OR AMOUNTS BASED UPON VARIOUS SUBSCRIBER LEVELS. ADDITIONALLY, FCC LICENSES ALSO SPECIFY CONSTRUCTION DEADLINES, WHICH, IF NOT MET, COULD RESULT IN THE LOSS OF THE LICENSE. REQUESTS FOR ADDITIONAL TIME TO CONSTRUCT MAY BE FILED AND ARE SUBJECT TO REVIEW PURSUANT TO FCC RULES.

     PAYMENTS UNDER THE CHANNEL RIGHTS LEASE AGREEMENTS GENERALLY BEGIN UPON THE COMPLETION OF CONSTRUCTION OF THE TRANSMISSION EQUIPMENT AND FACILITIES AND APPROVAL FOR OPERATION PURSUANT TO THE RULES AND REGULATIONS OF THE FCC. HOWEVER, FOR CERTAIN LEASES, THE COMPANY IS OBLIGATED TO BEGIN PAYMENTS UPON GRANT OF THE CHANNEL RIGHTS. CHANNEL RIGHTS LEASE EXPENSE WAS APPROXIMATELY $1,911,000, $1,883,000 AND $1,810,000 FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996,
     RESPECTIVELY.

     THE COMPANY ALSO HAS CERTAIN OPERATING LEASES FOR OFFICE SPACE, EQUIPMENT AND TRANSMISSION TOWER SPACE. RENT EXPENSE INCURRED IN CONNECTION WITH OTHER OPERATING LEASES WAS APPROXIMATELY $1,817,000, $1,656,000 AND $1,405,000 FOR THE YEARS ENDED DECEMBER 31, 1998, 1997,
     AND 1996 RESPECTIVELY.

     FUTURE MINIMUM LEASE PAYMENTS DUE UNDER CHANNEL RIGHTS LEASES AND OTHER NONCANCELLABLE OPERATING LEASES AT DECEMBER 31, 1998 ARE AS FOLLOWS:

                                          CHANNEL                   OTHER
       YEAR ENDING                        RIGHTS                  OPERATING
      DECEMBER 31,                        LEASES                   LEASES
     -------------                       --------                 ---------
          1999                           $   1,998                   1,567
          2000                               2,289                   1,436
          2001                               2,321                   1,309
          2002                               2,321                   1,252
          2003                               2,321                   1,262

(9) Stockholders' Equity

     (A) PREFERRED AND COMMON STOCK

         At December 31, 1997, the Company had authorized 5,000,000 shares of preferred stock which can be issued in series with varying preferences and conversion features as determined by the Board of Directors of the Company, with no shares issued. On August 21, 1998, the Company filed with the Secretary of State of Delaware a Certificate of Amendment of Amended and Restated Certificate of Incorporation reducing the number of authorized shares of common stock from 40 million to 15 million and eliminating the authorized preferred shares.

    (B)    TREASURY STOCK

         As part of the Master Agreement (note 3(c)), the Company purchased 3,836,035 shares of its common stock from CAI for $1,534,000 on December 3, 1998.

    (c) Stock Options

         In 1996, the Company established the CS Wireless Systems, Inc. Incentive Stock Plan ("Stock Plan") which provides for the issuance of stock options to officers and other key employees of the Company and its subsidiaries. The Stock Plan makes available for issuance 1,500,000 shares of common stock. Options issued under the Stock Plan have varying vesting periods as provided in separate stock option agreements and generally carry an expiration date of ten years subsequent to the date of issuance. Options issued are required to have an exercise price of not less than fair market value of the Company's common stock on the date of grant.

         The Company applies APB Opinion No. 25 in accounting for its Stock Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

Net loss:                                         1998                  1997              1996
                                                  ----                  ----              ----
  As reported                         $      (139,383)             (52,565)              (28,527)
  Pro forma                                  (139,217)             (54,616)              (29,404)
Basic and diluted loss per common
share:
  As reported                         $        (13.41)               (4.94)                (3.06)
  Pro forma                                    (13.39)               (5.11)                (3.21)

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1997 and 1996: dividend yield of 0%; risk-free interest rate of 6.0% and an expected life of 5 years.

            Following is a summary of activity in the employee option plan discussed above for the years ended December 31, 1998, 1997 and 1996:

                                         1998                        1997                          1996
                               -----------------------       -----------------------       ------------------------
                                              WEIGHTED                      WEIGHTED                      WEIGHTED
                                              AVERAGE                       AVERAGE                       AVERAGE
                                              EXERCISE                      EXERCISE                      EXERCISE
                               SHARES          PRICE         SHARES          PRICE         SHARES          PRICE
                             ---------        -------        -------        --------       -------        ---------
Outstanding at beginning
      of year                  898,861        $  6.88        655,161        $  9.40            ---         $  ---
Granted                            ---            ---        833,335           6.50        655,161           9.40
Exercised                          ---            ---            ---            ---            ---            ---
Canceled                      (265,044)          6.55       (589,635)         (9.14)           ---            ---
                              --------          -----       --------          -----        -------        -------
Options outstanding at
      end of year              633,817        $  7.01        898,861        $  6.88        655,161        $  9.40
                              ========         ======        =======         ======        =======         ======
Options exercisable at
      year end                 444,150                       536,818                       367,049
                              ========                       =======                       =======
Weighted  average fair
      value of options
      granted during year      $   ---                      $   6.50                       $  9.40
                               =======                      ========                       =======



         The following table summarizes information about stock options outstanding at December 31, 1998:

                                       OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
                      -------------------------------------------------       ------------------------------
                          NUMBER            WEIGHTED
                      OUTSTANDING AT         AVERAGE          WEIGHTED            NUMBER           WEIGHTED
                           AT               REMAINING          AVERAGE        EXERCISABLE AT        AVERAGE
    EXERCISE           DECEMBER 31,         CONTRACTUAL       EXERCISE         DECEMBER 31,        EXERCISE
     PRICE               1998                 LIFE            PRICE              1998              PRICE
    --------         ---------------        -----------       --------        --------------       --------
$     6.50            521,291              7.8 years        $    6.50           331,624           $    6.50
  ========            =======              =========        =========           =======           =========
$     9.40            112,526              7.2 years        $    9.40           112,526           $    9.40
  ========            =======              =========        =========           =======           =========


(10) INCOME TAXES

     AS THE COMPANY HAS FULLY OFFSET ITS DEFERRED TAX ASSETS BY A VALUATION ALLOWANCE AT DECEMBER 31, 1998, NO INCOME TAX BENEFIT HAS BEEN RECORDED FOR THE YEAR ENDED DECEMBER 31, 1998. FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996, INCOME TAX BENEFIT OF $5,429,000 AND $14,631,000, RESPECTIVELY, WERE COMPRISED OF DEFERRED TAX BENEFITS.

     TOTAL INCOME TAX BENEFIT FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997 DIFFERED FROM THE AMOUNT COMPUTED BY APPLYING THE U.S. FEDERAL STATUTORY INCOME TAX RATE OF 35% TO LOSS BEFORE INCOME TAXES AS A RESULT OF THE FOLLOWING:

                                                     1998                    1997                 1996
                                               ---------------          -------------         -------------
Computed "expected" tax benefit                $    (48,784)                 (19,827)               (15,105)
  Amortization of goodwill                           18,959                    1,394                  1,260
  State income taxes                                 (2,788)                  (1,133)                  (863)
  Adjustment to prior year deferred
    taxes                                            10,382                   (2,019)                   ---
  Increase in valuation allowance                    22,220                   16,082                    ---
  Other, net                                             11                       74                     77
                                                  ---------                ---------              ---------
                                               $        ---                   (5,429)               (14,631)
                                                  =========                =========              =========

     The  tax  effects  of  temporary   differences   that  give  rise  to
     significant portions of the deferred tax assets and liabilities at December 31, 1998 and 1997 are presented below:

                                                                     1998                    1997
                                                                --------------         ----------------
Deferred tax assets:
  Net operating loss carryforwards                              $      18,702                14,596
  Noncash interest                                                     32,573                19,736
  Investments in affiliates                                                 0                   499
  Property and equipment                                                3,988                 1,443
  Other                                                                   806                   ---
                                                                                           --------
     Total gross deferred tax assets                                   56,069                36,274
  Less valuation allowance                                            (38,302)              (16,082)
                                                                                           --------
                                                                       17,767                20,192
                                                                                           ========
Deferred tax liabilities:
  License and leased license investment                                17,767                20,143
  Other                                                                     0                    49
                                                                                           --------
     Total deferred tax liabilities                                    17,767                20,192
                                                                                           --------
     Net deferred tax liability                               $           ---                   ---
                                                                                           ========

     DEFERRED TAX ASSETS AND LIABILITIES ARE COMPUTED BY APPLYING THE U.S. FEDERAL INCOME TAX RATE IN EFFECT TO THE GROSS AMOUNTS OF TEMPORARY DIFFERENCES AND OTHER TAX ATTRIBUTES, SUCH AS NET OPERATING LOSS CARRYFORWARDS. DEFERRED TAX ASSETS AND LIABILITIES RELATING TO STATE INCOME TAXES ARE NOT MATERIAL.

     IN ASSESSING THE REALIZABILITY OF DEFERRED TAX ASSETS, THE COMPANY CONSIDERS WHETHER IT IS MORE LIKELY THAN NOT THAT SOME PORTION OR ALL OF THE DEFERRED TAX ASSETS WILL NOT BE REALIZED. THE ULTIMATE REALIZATION OF DEFERRED TAX ASSETS IS DEPENDENT UPON THE GENERATION OF FUTURE TAXABLE INCOME DURING THE PERIODS IN WHICH THOSE TEMPORARY DIFFERENCES BECOME DEDUCTIBLE. THE COMPANY CONSIDERS THE SCHEDULED REVERSAL OF DEFERRED TAX LIABILITIES, PROJECTED FUTURE TAXABLE INCOME, AND TAX PLANNING STRATEGIES IN MAKING THIS ASSESSMENT. BASED UPON THESE CONSIDERATIONS, THE COMPANY HAS RECOGNIZED DEFERRED TAX ASSETS TO THE EXTENT SUCH ASSETS CAN BE REALIZED THROUGH FUTURE REVERSALS OF EXISTING TAXABLE TEMPORARY DIFFERENCES.

     AT DECEMBER 31, 1998, THE COMPANY HAS NET OPERATING LOSS CARRYFORWARDS AVAILABLE OF APPROXIMATELY $52,695,000 WHICH BEGIN TO EXPIRE IN 2010. APPROXIMATELY $7,520,000 OF THE NET OPERATING LOSS CARRYOVER IS SUBJECT TO AN ANNUAL LIMITATION AND THE SEPARATE RETURN LIMITATION YEAR RULES.

(11) OTHER RELATED PARTY TRANSACTIONS

     IN 1997, THE COMPANY, CAI AND HEARTLAND (SEE NOTE 3), AND A THIRD PARTY WIRELESS CABLE PROVIDER FORMED WIRELESS ENTERPRISES, LLC ("WIRELESS ENTERPRISES"). WIRELESS ENTERPRISES IS A PROGRAMMING COOPERATIVE THAT NEGOTIATES PROGRAMMING AND MARKETING SERVICES WITH SUPPLIERS OF PROGRAMMING. DURING THE YEARS ENDED DECEMBER 31, 1998 AND 1997, THE COMPANY PAID $8,293,000 AND $5,578,000, RESPECTIVELY, TO WIRELESS ENTERPRISES FOR PROGRAMMING AND OTHER ADMINISTRATIVE SERVICES.

     DURING 1998 AND 1997, THE COMPANY PURCHASED EQUIPMENT FROM CAI FOR $300,000 AND $3,400,000.

     DURING 1998, THE COMPANY HAD AN ARRANGEMENT WITH CAI WHEREBY CAI PERSONNEL PROVIDE ENGINEERING AND OTHER TECHNICAL CONSULTING SERVICES IN CONNECTION WITH THE DIGITAL BUILD-OUT OF THE DALLAS, TEXAS MARKET. UNDER THIS ARRANGEMENT, CAI RECEIVES $10,000 PER MONTH PLUS REIMBURSEMENT FOR ALL REASONABLE EXPENSES INCURRED IN THE PERFORMANCE OF SUCH SERVICES. THE COMPANY HAS RENEGOTIATED THE TERMS OF THIS ARRANGEMENT AND ENTERED INTO AN ENGINEERING AND SPECTRUM MANAGEMENT AGREEMENT WITH CAI AND A WHOLLY-OWNED SUBSIDIARY WHEREBY EFFECTIVE MARCH 1, 1999, CAI ASSUMED SUPERVISION AND DELIVERY OF ALL ENGINEERING AND TECHNICAL MANAGEMENT SERVICES. THE COMPANY WILL PAY CAI A FEE EQUAL TO 40% OF THE WHOLLY-OWNED SUBSIDIARY'S COSTS PLUS AN ADMINISTRATIVE FEE OF 20% OF SUCH AMOUNT. ADDITIONALLY, THE COMPANY PAID CAI APPROXIMATELY $139,000 AND $472,000 FOR SERVICES RENDERED, RENT, LICENSING AND OTHER FEES DURING 1998 AND 1997, RESPECTIVELY.

     IN SEPTEMBER 1997, THE COMPANY ENTERED INTO AN TWO-YEAR INSTALLATION CONTRACTOR AGREEMENT WITH ACS TELECOMMUNICATIONS SYSTEMS, INC. ("ACS") WHEREBY FOR A FIXED MONTHLY FEE PER MARKET PLUS ADDITIONAL VARIABLE COSTS, ACS AGREED TO PROVIDE INSTALLATION CONTRACTOR SERVICES IN THE DALLAS, TEXAS AREA AND OTHER MARKETS AS MUTUALLY AGREED UPON. DURING THE YEARS ENDED DECEMBER 31, 1998 AND 1997, THE COMPANY PAID $4,400,000 AND
     $988,000, RESPECTIVELY, TO ACS UNDER THIS AGREEMENT. THE COMPANY AMENDED THIS AGREEMENT TO SHORTEN THE TERM AND DECREASE THE FIXED MONTHLY PAYMENT. IN CONNECTION WITH THIS AMENDMENT, THE COMPANY HAS AGREED TO MAKE PAYMENTS TOTALING $510,000 TO ACS PURSUANT TO THE ORIGINAL AGREEMENT. A FORMER DIRECTOR OF THE COMPANY, WHO RESIGNED IN DECEMBER 1998, IS THE PRINCIPAL STOCKHOLDER OF ACS.

(12) Fair Value of Financial Instruments

     THE FAIR VALUE OF THE SENIOR NOTES AT DECEMBER 31, 1998 AND 1997 WAS APPROXIMATELY $68.0 MILLION AND $96.0 MILLION, RESPECTIVELY (CARRYING AMOUNTS OF $314.4 MILLION AND $281.2 MILLION, RESPECTIVELY) BASED ON MARKET QUOTES OBTAINED FROM DEALERS. THE CARRYING AMOUNTS OF THE HEARTLAND LONG-TERM NOTE, THE ACQUISITION NOTE AND THE BTA AUCTION PAYABLES APPROXIMATE FAIR VALUE AS THESE NOTES BEAR INTEREST AT CURRENT MARKET RATES.

     THE CARRYING AMOUNT OF CASH AND CASH EQUIVALENTS, ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE APPROXIMATE FAIR VALUE BECAUSE OF THE SHORT MATURITY OF THESE INSTRUMENTS.

(13) COMMITMENTS AND CONTINGENCIES

     THE COMPANY HAS ENTERED INTO A SERIES OF NONCANCELLABLE AGREEMENTS TO PURCHASE ENTERTAINMENT PROGRAMMING FOR RETRANSMISSION WHICH EXPIRE THROUGH 2000. THE AGREEMENTS GENERALLY REQUIRE MONTHLY PAYMENTS BASED UPON THE NUMBER OF SUBSCRIBERS TO THE COMPANY'S SYSTEMS, SUBJECT TO CERTAIN MINIMUMS.

     THE COMPANY IS A PARTY TO LEGAL PROCEEDINGS INCIDENTAL TO ITS BUSINESS WHICH, IN THE OPINION OF MANAGEMENT, ARE NOT EXPECTED TO HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY'S CONSOLIDATED FINANCIAL POSITION, OPERATING RESULTS OR LIQUIDITY.